                                                                   EXHIBIT 10.40



CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          SALES AND MARKETING AGREEMENT

            THIS SALES AND MARKETING AGREEMENT is made as of December 10, 2002 (the "EFFECTIVE DATE"), by and between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation, having a place of business at 12220 El Camino Real, Suite 400, San Diego, California 92130 ("WFHC"), and VENTIV HEALTH U.S. SALES L.L.C., a limited liability company organized under the laws of the State of New Jersey, having a place of business at 200 Cottontail Lane, Somerset, New Jersey 08873 ("VENTIV").

                                   WITNESSETH

            Whereas, WFHC markets and distributes the prescription form of VANIQA(R) (eflornithine hydrochloride) Cream, 13.9% (the "PRODUCT"), which has been approved by the U.S. Food and Drug Administration ("FDA") for the reduction of unwanted facial hair in women (as more fully specified in the labeling for the Product); and

            Whereas, Ventiv is engaged in the business of marketing pharmaceutical products to physicians; and

            Whereas, WFHC wishes to expand the promotion of the Product to certain dermatologists who are "Covered Physicians," as defined below, and Ventiv desires to have the right to promote such products to such "Covered Physicians", upon the terms specified herein.

            Now, Therefore, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.

            For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

            "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

            "AGREEMENT" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

            "AGREEMENT QUARTER" means each three-month period commencing on the first day of January, April, July or October, as the case may be, during the Term. The first Agreement Quarter shall commence on January 1, 2003 and end on March 31, 2003. For purposes of calculating the Royalty to Ventiv in Section 10 of this agreement, the first Agreement Quarter's Derm Gross Sales will be calculated as [***].

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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            "AGREEMENT YEAR" means each 12-month period commencing on January 1 and each anniversary thereof during the Term.

            "ANNUAL DERM BASELINE PRESCRIPTIONS" means [***].

            "ANNUAL DERM BASELINE SALES" means the product of (a) Annual Derm Baseline Prescriptions, multiplied by (b) Baseline Average Selling Price per Prescription.

            "AVERAGE SELLING PRICE PER PRESCRIPTION" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year), (a) the total Gross Sales divided by (b) the total number of prescriptions (TRx) for the Product that are written or ordered in such applicable period by all physicians of all specialties and practices. The number of prescriptions (TRx) shall be determined by NDCHealth.

            "BASELINE AVERAGE SELLING PRICE PER PRESCRIPTION" means (a) the Derm Gross Sales for the period used to determine the Annual Derm Baseline Prescriptions [***] (b) the total number of prescriptions (TRx) for the Product that are written or ordered in such period by all physicians of all specialties and practices. The number of prescriptions (TRx) shall be determined by NDCHealth.

            "CALL ACTIVITY REPORT" has the meaning set forth in Section 3(c) hereof.

            "CHANGE OF CONTROL" means, with respect to either party, any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise) which, directly or indirectly, (i) transfers over 50% of the assets of such party to any Person (or group of Persons) other than an Affiliate of such party, (ii) results in any Person (or group of Persons) becoming the beneficial owner, directly or indirectly, of securities of such party representing over fifty percent (50%) of the combined voting power of such party's then outstanding securities, or (iii) in the case of WFHC only, the sale or transfer of all or substantially all of WFHC's business assets relating to the Product to any Person (or group of Persons) other than an Affiliate of WFHC.

            "CLAIM NOTICE" has the meaning set forth in Section 13(c) hereof.

            "CONFIDENTIAL OR PROPRIETARY INFORMATION" has the meaning set forth in Section 14 hereof.

            "COSTS" has the meaning specified in Section 6(d) hereof.

            "COVERED PHYSICIAN" means any dermatologist in the Territory (as defined below).

            "DERM GROSS SALES" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement
Year), the Average Selling Price per Prescription multiplied by the total number of prescriptions (TRx) for the Product that are written or

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ordered in such applicable period by Covered Physicians. The number of prescriptions (TRx) shall be determined by NDCHealth.

            "DETAIL" or "DETAILS" and "DETAILING" means, with respect to the Product, the activity undertaken by a sales representative during a face-to-face sales call on physicians or other health care professionals with prescribing authority to provide information on the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product, in a fair and balanced manner consistent with the requirements of the Food, Drug and Cosmetic Act, including, but not limited to, the regulations of 21 CFR Part 202, and using, as necessary or desirable, labeling or promotional materials, in an effort to increase physician prescribing preferences of the Product.

            "EFFECTIVE DATE" has the meaning set forth in the Preamble above.

            "FDA" has the meaning set forth in the Recitals above.

            "GILLETTE LICENSE" means that certain License Agreement dated June 25, 2002 by and among WFHC, The Gillette Company and Bristol-Myers Squibb Company.

            "GROSS SALES" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement
Year), the total gross sales by WFHC of the Product in the Territory for the applicable period determined in accordance with generally accepted accounting principles and WFHC's customary practice which accounts for applicable discounts [***].

            "INITIAL TRAINING SESSION" has the meaning in Section 7(a) hereof.

            "MARKETING PLAN" has the meaning set forth in Section 5(d) hereof.

            "NDCHEALTH" means NDCHealth Corporation or any other health information services company mutually agreed upon by the parties.

            "PERSON" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

            "PRODUCT" has the meaning set forth in the Preamble above.

            "QUARTERLY DERM BASELINE SALES" has the meaning set forth in Section 10(c) hereof.

            "SALES PLAN" has the meaning set forth in Section 5(e) hereof.

            "SALES/MARKETING COMMITTEE" has the meaning specified in Section 5(a) hereof.

            "SERIOUS ADVERSE EVENT" and "NONSERIOUS ADVERSE EVENT" have the meanings set forth in Section 8(h) hereof.

            "TERM" has the meaning specified in Section 12(a) hereof.

            "TERRITORY" means the United States of America and its territories.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            "THIRD PARTY" means any Person other than (i) WFHC and any of its Affiliates and (ii) Ventiv and any of its Affiliates.

            "TRADEMARK" means the VANIQA(R) trademark and any other trademark or trade name (whether registered or unregistered) used on or with the Product or in any promotional material related to the Product in the Territory during the Term.

            "ROYALTY" has the meaning specified in Section 10(b) hereof.

            "RULES" has the meaning specified in Section 18(c) hereof.

            "VENTIV FUNDED ACTIVITIES" has the meaning specified in Section 6(b) hereof.

            "WFHC FUNDED ACTIVITIES" has the meaning specified in Section 6(a) hereof.

2.       GRANT OF RIGHTS TO VENTIV.

            (a) WFHC hereby engages Ventiv to promote the Product during the Term on an exclusive basis to Covered Physicians, upon the terms and conditions set forth to this Agreement.

            (b) In furtherance of Ventiv's sales activities contemplated by this Agreement and subject to the terms and conditions of this Agreement and the Gillette License, WFHC hereby grants to Ventiv a sublicense under U.S. Patents 4,720,489 and 5,648,394 and all divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, or renewal applications to use, have used, offer for sale and sell the Product to the Covered Physicians for the indication of unwanted facial hair in women in the Territory during the Term. The foregoing sublicense shall be exclusive to Ventiv with respect to the Covered Physicians for the indication of unwanted facial hair in women in the Territory during the Term, but shall be non-transferable and non-sublicensable.

            Notwithstanding the foregoing, the sublicense set forth in this
Section 2(b) shall be subject to WFHC's receipt of the consent of The Gillette Company pursuant to the Gillette License. WFHC shall use its commercially reasonable efforts to obtain such consent on or prior to January 10, 2003. If WFHC fails to obtain such consent for any reason, this Agreement shall be deemed null and void ab initio and no party shall have any obligation to the other hereunder except that: (a) Ventiv shall return to WFHC all sales, training, promotional, marketing material, and WFHC call lists and computer files that may have been supplied to Ventiv by WFHC under this Agreement and (b) WFHC shall reimburse Ventiv for actual costs incurred to recruit and train the sales force incurred through the date of such non-consent notification to Ventiv, up to a maximum of [***] (i.e., the Start-up Fee in accordance with Section 10 (a) of this Agreement).

            (c) Subject to the terms and conditions of this Agreement, WFHC hereby grants to Ventiv the non-exclusive right to use the Trademark during the Term solely to promote the Product to Covered Physicians in accordance with this Agreement. Ventiv shall promptly notify WFHC in writing of any alleged or threatened infringement of the Trademark in the Territory of which it becomes aware. As between WFHC and Ventiv, WFHC shall have the right to prosecute any infringement action with respect to the Trademark. Ventiv shall comply with any terms of use with respect to the Trademark that WFHC may implement from time to time.

            (d) WFHC reserves all rights not expressly granted hereunder. Without limiting the generality of the foregoing, (i) WFHC reserves the right to promote the Product or to grant to one or more Third Parties the right to promote the Product within the Territory to physicians and health care providers

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

other than Covered Physicians and (ii) the parties acknowledge and agree that all trade secrets, ideas and information, research, methods, improvements and patented, copyrighted or other proprietary material relating to the Product and the goodwill associated therewith shall belong exclusively to WFHC. Ventiv further acknowledges that this Agreement does not constitute any form of assignment or transfer of ownership in the Trademark and any other trademark or trade name (whether registered or unregistered) used on or with the Product or in any promotional material related to the Product.

3.       PROMOTION BY VENTIV.

            (a) During the Term, Ventiv shall diligently promote the Product in the Territory to Covered Physicians in accordance with the terms of this Agreement.

            (b) During the Term, Ventiv shall deploy a sales force comprised of at least forty (40) committed sales representatives and three (3) district managers to Detail the Product to Covered Physicians. Ventiv shall also designate and maintain a Product Manager for the Product, who shall be dedicated exclusively to the promotion of the Product on a full-time equivalent basis of not less than forty (40) hours per regular work week. Each sales representative shall be equipped with a handheld PDA device to be provided by Ventiv. Ventiv shall place the Product in a first product (P1) position within the Ventiv sales force and shall ensure that the Product represents, on average, at least 50% of the time spent by Ventiv sales representatives on Covered Physicians during each Detail.

            (c) During the Term, Ventiv will make a minimum of [***] sales calls to Covered Physicians in each Agreement Year (on an annualized basis for the first Agreement Year). Ventiv shall provide to WFHC a monthly summary report in a form to be mutually agreed upon by the parties (the "CALL ACTIVITY REPORT") detailing the calls of its sales representatives and certifying to Ventiv's compliance with the minimum sales calls requirements of this Section 3(c). Each Call Activity Report shall be signed by an executive officer of Ventiv and shall be provided to WFHC within thirty (30) days after the completion of each month.

            (d) During the Term, Ventiv will achieve a certain minimum growth in total prescriptions attributable to the Covered Physicians as follows:

                (i) First Agreement Year: [***] incremental units over the Annual Derm Baseline Prescriptions; and

                (ii) Second Agreement Year: [***] incremental units over the Annual Derm Baseline Prescriptions.

            (e) Except as provided for in Sections 6 and 10 of this Agreement and subject to the terms and conditions of this Agreement, Ventiv shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and conducting its other activities under this Agreement and shall have sole authority to control its sales force and direct the activities of its sales force. It is understood that the Ventiv sales force will not be composed, in any material part, of contract sales personnel or telemarketers hired by Ventiv without the prior written consent of WFHC.

            (f) Ventiv shall instruct its sales force not to, and shall ensure that its sales force does not, promote or detail the Product outside the Territory or to any physician, osteopath or health care professional who is not a Covered Physician. Ventiv shall provide WFHC, within five (5) business days of transmission, complete copies and/or transcripts of all home office generated communications (whether written, electronic or visual aids) to all or any portion of Ventiv's sales representatives or detail personnel concerning the product strategy, positioning or selling messages of the Product (for example, those sent

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

out by Ventiv's Sales, Marketing and Sales Training departments). The individual to whom these shall be sent will be designated by WFHC upon execution of this Agreement. All such written, electronic and visual communications provided to a majority of Ventiv sales representatives regarding product strategy, positioning or selling messages shall be consistent in all respects with the positioning strategy and selling messages then approved by the Sales/Marketing Committee, shall comply with the product labeling, and shall be in accordance with applicable law.

            (g) WFHC shall retain sole responsibility for contractual and other relationships with managed care organizations, formularies, insurers, and governmental agencies and instrumentalities (including without limitation Medicare, Medicaid, the Veterans Administration, and military entities). If any information derived from such relationships would be pertinent to the development of the Covered Physician market by Ventiv hereunder, WFHC will, where legally able to do so, share such pertinent information with Ventiv under an obligation of confidentiality.

            (h) During the Term and for one year (1) year thereafter, Ventiv shall not market, promote or otherwise sell any other prescription (Rx) product for the reduction of unwanted facial hair in women other than the Product, unless Ventiv terminates the Agreement pursuant to Sections 12(c) or 12(d) below. Without limiting the generality of the foregoing, Ventiv shall not develop, manufacture, sell, distribute or promote any cream containing eflornithine hydrochloride as the sole active ingredient during the Term and for one year (1) year thereafter, unless Ventiv terminates the Agreement pursuant to Sections 12(c) or 12(d) below.

4.       RESPONSIBILITIES OF WFHC.

            (a) Except as may be provided for in Section 6 of this Agreement, WFHC shall be solely responsible for the costs and expenses of conducting its activities under this Agreement.

            (b) WFHC will provide reasonable and customary selling and promotional materials to Ventiv for use with Covered Physicians. WFHC is under no obligation to develop custom materials for use with dermatologists.

            (c) WFHC will budget a minimum of two million dollars ($2,000,000) to support marketing programs, exclusive of field force costs, for the Product for all specialties, including dermatologists, in 2003. WFHC will budget substantially equivalent amounts for 2004 and 2005.

            (d) As between WFHC and Ventiv, WFHC shall have the sole authority to determine the price of the Product sold by WFHC, including price increases or decreases and the timing thereof.

            (e) As between WFHC and Ventiv, WFHC shall have the sole responsibility, at its cost and expense, for manufacturing or acquiring the Product, as the case may be, and shipping, distributing and warehousing of the Product, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with WFHC customary practices, and for the collection of receivables. WFHC will book all sales of the Product sold by WFHC and its Affiliates. This Agreement shall not be construed as creating or implying any obligation on WFHC's part to supply Ventiv with the Product. However, in the event WFHC establishes a sample size for the Product for its own sales force and Ventiv requests such samples for its promotion efforts hereunder, the Sales and Marketing Committee (defined below) shall determine the quantities and terms of supply of Product samples to Ventiv and allocate an agreed-upon portion of the marketing budget funded by WFHC to defray the related costs. In addition, in the event Ventiv requests trade-size samples for its promotion efforts hereunder, the Sales and Marketing Committee shall determine the quantities and terms of supply of such trade samples to Ventiv and allocate an agreed-upon portion of the marketing budget funded by WFHC to defray the related costs.

            (f) WFHC shall use commercially reasonable efforts, including maintaining reasonable levels of inventory in light of customary industry practice, to ensure that sufficient stock of the Product will be available in its inventory to fill orders from the trade in accordance with normal industry practices.

            (g) WFHC shall use reasonable efforts consistent with applicable legal requirements to maintain all necessary authorizations with the FDA to market the Product in the Territory, provided that Ventiv does not engage in any act or omission inconsistent with such legal requirements.

            (h) WFHC will use its commercially reasonable efforts to ensure that the Gillette License will remain in effect.

5.       SALES/MARKETING COMMITTEE.

            (a) A marketing committee will be established promptly by WFHC and Ventiv after execution of this Agreement (such committee being referred to herein as the "SALES/MARKETING COMMITTEE") to coordinate the marketing strategy and promotional plans for the Product in the Territory to Covered Physicians.

            (b) The Sales/Marketing Committee shall be composed of four (4) persons, with Ventiv and WFHC each being entitled to designate two (2) individuals. The initial members shall be designated by each party in writing promptly following execution of this Agreement and shall include WFHC's Vice President, Pharmaceuticals or designate and Ventiv's Senior Vice President, Business Development or designate. Each party may change its designated members at any time upon advance written notice to the other party (for WFHC, notice must be sent to its Vice President, Pharmaceuticals; for Ventiv, notice must be sent to its Senior Vice President, Business Development). Decisions and recommendations of the Sales/Marketing Committee will be made by vote of Ventiv and WFHC, with each party having one vote. Subject to the requirements regarding Ventiv's incentive compensation and annual incentive sales contest of Section 5(e) and (f) below, in the event of a tie regarding incentive compensation and annual incentive sales contest matters, Ventiv's Senior Vice President, Business Development shall have the deadlock breaking vote. For all other decisions made by the Sales/Marketing Committee, in the event of a tie, WFHC's Vice President, Pharmaceuticals shall have the deadlock breaking vote. Other than as provided herein, WFHC shall retain ultimate authority with respect to all strategic matters involving or relating to the Product.

            (c) The Sales/Marketing Committee shall meet not less than once in each Agreement Quarter during the Term or as otherwise agreed by the parties in writing, at such locations as are designated by each party alternatively. Each party shall bear the costs and expenses of its designated members that are incurred in connection with the Sales/Marketing Committee meetings.

            (d) Ventiv shall develop and present a marketing plan for the Product (the "MARKETING PLAN") to the Sales/Marketing Committee for review and discussion not less frequently than annually. The initial Marketing Plan must be presented to the Sales/Marketing Committee no later than March 1, 2003. Each Marketing Plan shall describe Ventiv's marketing plans, strategies and tactics for targeting the Covered Physicians and the consumers that visit dermatological offices as well as detailed marketing programs to implement such plans, strategies and tactics, including the costs and projected impact of such programs. WFHC shall have the sole and exclusive right to determine which, if any, programs described in the Marketing Plan to fund.

            (e) Ventiv shall develop and present a sales plan for the Product (the "SALES PLAN") to the Sales/Marketing Committee for review and discussion prior to implementation and, thereafter, not less frequently than annually. Each Sales Plan shall: (i) set forth Ventiv's call plan for a targeted list of physicians within the Covered Physicians group;
(ii) reflect Ventiv's proposed selling tactics for Details; and (iii) include Ventiv's proposed incentive compensation plan for sales representatives and shall describe the criteria for awarding bonuses to sales representatives based on prescriptions written for the Product by physicians to whom such representatives have made Details. The incentive compensation plan set forth in the Sales Plan shall be designed so that the Product will be weighted equal to or greater than any product promoted by Ventiv's Sales Force in calculating compensation. In connection with the annual review of the Sales Plan, the Sales/Marketing Committee shall, among other things, review the targeted list of physicians within the Covered Physicians group.

            (f) Ventiv shall present its proposed annual incentive sales contests to the Sales/Marketing Committee for review and discussion prior to implementation and, thereafter, not less frequently than annually. The annual incentive sales contests shall be designed so that the Product will be weighted equal to or greater than any product promoted by Ventiv's Sales Force in calculating the winners of the annual incentive contests.

            (g) Notwithstanding anything in this Section 5 or that might otherwise imply to the contrary in this Agreement, WFHC shall have strategic responsibility and sole authority and responsibility for obtaining all legal, regulatory and medical approvals related to the selling and use of promotional materials prepared or approved by the Sales/Marketing Committee.

6.       FUNDING OF PROMOTIONAL ACTIVITIES.

            (a) WFHC shall be solely responsible during the Term for the Costs incurred by it with respect to the following activities related to the promotion of the Product in the Territory to Covered Physicians (collectively, the "WFHC FUNDED ACTIVITIES"):

                (i) Costs of reasonable and customary selling and promotional materials provided by WFHC to Ventiv for use with Covered Physicians (except as otherwise provided in Section 6(b) below);

                (ii) Costs of the master copy of the Product training materials and reasonable quantities of copies to cover the Ventiv sales force, as set forth in Section 7(a) below; and

                (iii) funding of marketing programs approved by WFHC in accordance with Section 5(d) (not to exceed the amount set forth in Section 4(c)); and

                (iv) the purchase and related Cost of all third-party data purchases reasonably required to perform call planning and analytics of the sales force on a monthly basis, including NDC Health physician level data and other necessary data to support the calculation of the Royalty under Section 10 of this Agreement; provided that WFHC shall have no obligation to purchase IMS Exponent data.

            (b) Ventiv shall be solely responsible during the Term for the Costs incurred by it with respect to the following activities related to the promotion of the Product in the Territory to Covered Physicians (collectively, "VENTIV FUNDED ACTIVITIES"):

                (i) Costs of recruitment of sales representatives (subject to reimbursement by WFHC in accordance with Section 10(a) below); and

                (ii) Costs of distributing the Product training materials provided by WFHC.

            (c) Except as stated in this paragraph and in accordance with
Section 5 of this Agreement, WFHC shall be under no obligation to conduct or develop symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Product or to conduct additional clinical trials with respect to the Product. As part of the funding allocated pursuant to the Marketing Plan, WFHC shall provide necessary funding to support Ventiv's attendance and exhibition at the AAD Summer and Winter meetings.

            (d) For purposes of Sections 6, 7 and 10 hereof, the terms "COST" and "COSTS" means, in the case of the WFHC Funded Activities or Ventiv Funded Activities, the direct, out-of-pocket costs and expenses paid by WFHC or Ventiv in connection with such activities during the period in question.

7.       TRAINING OF VENTIV SALES FORCE.

            (a) Ventiv will hold one initial training session (the "INITIAL TRAINING SESSION"), at its Cost, for its sales representatives in January 2003 and will launch the Product no later than January 20, 2003. WFHC shall determine and be solely responsible for the content, development, and associated Cost of the master copy of the Product training materials and reasonable quantities of copies to cover the Ventiv sales force used in the Initial Training Session. All members of the Ventiv sales force (including detail personnel, management, and sales representatives) shall attend a training program related to the Product, whether as part of the Initial Training Session or a subsequent training program. Ventiv will include the Product training in all new hire training programs and will provide an annual refresher course on the Product for the field sales organization.

            (b) Ventiv shall bear the full Cost and expense of all of its sales force personnel (including management, detail personnel, sales representatives, and contractors) who attend training programs related to the Product, without contribution from WFHC. WFHC shall provide an appropriate number of its staff assistants to assist with training at the Initial Training Session and shall bear the full Cost and expense of such its staff assistants.

            (c) Ventiv will be responsible for providing product training materials to members of its sales force who attend subsequent training programs.

            (d) From time to time as sales or training materials for the Product may be developed or revised by WFHC (the timing and content of which shall be determined by WFHC in the exercise of its sole and absolute discretion or as mandated by regulatory agencies or as directed by the Sales/Marketing Committee), WFHC will make such training materials available to Ventiv, and Ventiv shall be responsible for modifying its own training materials accordingly and providing them to members of Ventiv's sales force.

            (e) WFHC reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials provided by it to Ventiv hereunder, as well as any adaptations thereof or "derivative works" (as such term is defined in the U.S. Copyright Code, 17 U.S.C. Section 101 et. seq.) derived or developed by Ventiv from or with such works and materials. Subject to the foregoing and to its obligations under other terms and conditions of this Agreement, Ventiv is granted the nonexclusive right under this subsection to use, copy, modify, and distribute such materials only in furtherance of this Agreement and the rights granted to it hereunder, for the Term of this Agreement. Ventiv will ensure that appropriate copyright notices appear on all copies of the written materials provided by WFHC and all adaptations and derivative works thereof.

8.       CERTAIN REGULATORY MATTERS.

            (a) As between WFHC and Ventiv, all regulatory matters regarding the Product shall remain under the exclusive control of WFHC, subject to the participation by Ventiv in matters related to the marketing of the Product to Covered Physicians. WFHC will have the sole responsibility, at its cost and expense, to respond to complaints about the Product and to handle all returns and recalls of the Product.

            (b) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party of any significant event(s) that affect the marketing of the Product, including, but not limited to, adverse drug reactions and governmental inquiries, whether within or outside the Territory. WFHC shall have the responsibility for evaluating such events and reporting such events to applicable regulatory health authorities in the Territory.

                Ventiv shall report all such adverse events involving the Product learned by it to:

                       Director of Regulatory Affairs
                       Women First HealthCare, Inc.
                       1220 El Camino Real, Suite 400
                       San Diego, CA 92130
                       Facsimile No.:  (858) 509-3851
                       Telephone No.: (858) 509-3836

A MedWatch form or a CIOMS-I form that contains the data elements required for adverse event reporting is required and will be provided by WFHC to Ventiv.

                Serious adverse events that affect the labeling or promotion of the Product learned by WFHC shall be reported by WFHC to Ventiv by way of WFHC providing to Ventiv labeling supplements or quarterly or annual Adverse Drug Event reports submitted by WFHC to the FDA at the time WFHC reports such events to the FDA, and shall be sent to:

                       President
                       Ventiv Health U.S. Sales L.L.C.
                       200 Cottontail Lane
                       Somerset, NJ 08873
                       Facsimile No.: (732) 537-4912
                       Telephone No.: (732) 537-4800

Serious adverse events for the Product (as defined in Section 8(h) below) learned by Ventiv shall be submitted to WFHC within three (3) business days but no more than four (4) calendar days from the receipt date by Ventiv.

                Non-serious adverse events for the Product (as defined in Section 8(h) below) that are spontaneously reported to Ventiv shall be submitted to WFHC no more than one (1) month from the date received by Ventiv; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

            (c) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental

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
authority to recall or withdraw the Product in any jurisdiction. As between WFHC and Ventiv, WFHC shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of the Product.

            (d) Upon being contacted by the FDA or any other federal, state or local agency for any regulatory purpose pertaining to this Agreement or to the Product, Ventiv shall, if not prohibited by applicable law, immediately notify WFHC and will not respond to the agency until consulting with WFHC, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent Ventiv in any way from complying, and Ventiv may permit unannounced FDA or similar inspections authorized by law and respond to the extent necessary to comply, with its obligation under applicable law.

            (e) Ventiv shall inform WFHC's Customer Service at the address set forth in Section 8(h) below of any Product Quality Complaint received within two
(2) business days from the receipt date by Ventiv. A "PRODUCT QUALITY COMPLAINT" is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Product. Such information shall be sent to the same address as set forth in Section 8(b) above.

            (f) A "SERIOUS ADVERSE EVENT" for a Product is defined as any untoward medical occurrence that at any dose for a Product: (i) results in death; (ii) is life-threatening (as defined below); (iii) requires inpatient hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) is a congenital anomaly/birth defect; (vi) results in drug dependency or drug abuse; (vii) is cancer; (viii) is a serious medical event (as defined below); or (ix) is an overdose. A "nonserious adverse event" is defined as that which is not serious.

                A "LIFE-THREATENING" adverse event is defined as an event in which the patient or subject was at immediate risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

                A "SERIOUS MEDICAL EVENT" is defined as a medial event that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed as a serious definition.

            (g) WFHC and Ventiv will cooperate and establish a mutually acceptable procedure designed to ensure access by WFHC to samples forming the basis of a complaint regarding the Product received by WFHC.

            (h) As between WFHC and Ventiv, WFHC shall be responsible for handling all medical inquiries concerning off-label uses of the Product within the Territory, including those forwarded by sales representatives and field force personnel promoting the Product. Ventiv shall refer all off-label medical information requests in writing to:

                       Customer Service
                       Women First HealthCare, Inc.
                       1220 El Camino Real, Suite 400
                       San Diego, CA 92130
                       Facsimile No.: (858) 509-0853

                       Telephone No.: (888) 796-6361

                Urgent off-label medical information requests shall be referred by telephone to:

                       Customer Service
                       Women First HealthCare, Inc.
                       Telephone No.: (888) 796-6361

9.       COMPLIANCE WITH LAW AND LABELING.

            (a) Each party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each party shall comply with all laws, ordinances, guidelines, rules and regulations (collectively, "LAWS") applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product in the Territory; provided, however, that Ventiv shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder (including, without limitation, the Prescription Drug Marketing Act, as amended), notwithstanding that the FDA may, as a matter of law, be entitled to hold WFHC accountable or responsible (whether primarily or secondarily) for failure of Ventiv to comply with such Laws. Furthermore, Ventiv shall ensure that its sales representatives comply with such Laws. The parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. WFHC shall be responsible for all labeling changes to the Product.

            (b) Ventiv shall make no representations or warranties relative to the Product that conflict or are inconsistent with the NDA, applicable Laws, and the FDA-approved label for the Product. Ventiv shall be responsible for any Costs incurred by WFHC resulting from statements made by Ventiv's sales representatives that relate to the safety or efficacy of the Product that are not in compliance with applicable Laws or have not been authorized by WFHC in advance in writing.

10.      PROMOTION COMPENSATION.

            (a) WFHC shall pay to Ventiv a one-time, start-up fee of [***] (the "START-UP FEE") within thirty (30) days of the execution of this Agreement to cover the initial Costs of recruitment of the sales organization.

            (b) As compensation for services rendered by Ventiv with respect to the Product during the Term and its agreements hereunder, WFHC shall pay to Ventiv a graduated royalty (the "ROYALTY") on cumulative Derm Gross Sales to Covered Physicians above agreed Annual Derm Baseline Sales with respect to each Agreement Year during the Term. The Royalty shall be based on the following cumulative quarterly baseline sales amounts:

                                                                      "CUMULATIVE BASELINE"
                       1st Agreement Quarter...............      [***] of Annual Derm Baseline Sales
                       2nd Agreement Quarter...............      [***] of Annual Derm Baseline Sales
                       3rd Agreement Quarter...............      [***] of Annual Derm Baseline Sales
                       4th Agreement Quarter...............      [***] of Annual Derm Baseline Sales

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

         The Royalty due to Ventiv is equal to the amount calculated for the applicable Agreement Quarter in accordance with Section 10(c) below less the amount of Royalty paid cumulative, year-to-date for the related Agreement Year. Except as stated in Section 10(d) below, if the resulting amount due to Ventiv is zero or less than zero, WFHC will not be required to pay a Royalty for the applicable Agreement Quarter and Ventiv will not be required to refund any previous Royalty payments made by WFHC.

         (c) WFHC shall make Royalty payments to Ventiv for the applicable Agreement Quarter in each Agreement Year as follows:

            (i) First Agreement Quarter (Royalty payments for the first Agreement Quarter of the first Agreement Year shall be calculated as indicated in the definition of "Agreement Quarter" in Section 1 above):

                (A) Zero percent (0%) on Derm Gross Sales through such Agreement Quarter that are equal to or less than the Cumulative Baseline for such Agreement Quarter;

                (B) [***] on Derm Gross Sales through such Agreement Quarter that are greater than the Cumulative Baseline for such Agreement Quarter and equal to or less than [***];

                (C) [***] on Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***];

                (D) [***] on Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***]; and

                (E) [***] on Derm Gross Sales through such Agreement Quarter that are greater than [***].

            (ii) Second Agreement Quarter:

                (A) Zero percent (0%) on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are equal to or less than the Cumulative Baseline for such Agreement Quarter;

                (B) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than the Cumulative Baseline for such Agreement Quarter and equal to or less than [***];

                (C) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***];

                (D) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***]; and

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                (E) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***].

            (iii) Third Agreement Quarter:

                (A) Zero percent (0%) on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are equal to or less than the Cumulative Baseline for such Agreement Quarter;

                (B) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than the Cumulative Baseline for such Agreement Quarter and equal to or less than [***];

                (C) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***];

                (D) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***]; and

                (E) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater [***].

            (iv) Fourth Agreement Quarter:

                (A) Zero percent (0%) on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are equal to or less than the Cumulative Baseline for such Agreement Quarter;

                (B) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than the Cumulative Baseline for such Agreement Quarter and equal to or less than [***];

                (C) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***];

                (D) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater than [***] and equal to or less than [***]; and

                (E) [***] on cumulative, year-to-date Derm Gross Sales through such Agreement Quarter that are greater [***].

            (d) No separate payments shall be made for the fourth Agreement Quarter in any Agreement Year. Instead, at the end of each such Agreement Year, a final reconciliation shall be conducted by comparing the amount to which Ventiv is otherwise entitled for such Agreement Year pursuant to Section 10(b) above against the sum of all amounts (if any) previously paid to Ventiv pursuant to Section 10(c) for prior Agreement Quarters during such Agreement Year. If the calculation

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

            (e) determines that Ventiv is due further compensation (or has been overcompensated by WFHC) as a result of any quarterly payments made by WFHC with respect to the first three Agreement Quarter of any Agreement Year, the balance due to Ventiv (or to be refunded by Ventiv) shall be computed and paid by the applicable party to the other within sixty (60) days after the end of such Agreement Year.

            (f) WFHC shall bear the Costs of obtaining the NDCHealth data required to calculate the Baseline Average Selling Price per Prescription and the Average Selling Price per Prescription and number of Covered Physician prescriptions for the Product.

11.      PAYMENTS AND REPORTING.

            (a) Royalty payments, including the amounts payable under Section 10(d) above, shall be calculated and paid within sixty (60) days after the end of each Agreement Quarter during the Term. In addition, WFHC shall furnish Ventiv, within sixty (60) days after the end of each Agreement Quarter, a report setting forth in reasonable detail the calculation of Derm Gross Sales for such Agreement Quarter, and the calculation of Ventiv's compensation under Section 10 with respect to such period and, in addition to a report for the fourth Agreement Quarter, with respect to the entire Agreement Year.

            (b) All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to the account of such party designated by it in writing from time to time.

            (c) The parties will maintain complete and accurate books and records in sufficient detail to enable verification of the Gross Sales and the basis for calculating the compensation paid by WFHC to Ventiv hereunder. Either party may demand an audit of the other party's relevant books and records in order to verify the other's reports on the aforesaid matters. Upon reasonable prior notice to the party to be audited, the independent public accountants of the other party shall have access to the relevant books and records of the party to be audited in order to conduct a review or audit thereof. Such access shall be available during normal business hours not more than once each calendar year during the Term and only until two (2) years after the relevant period in question. The accountants shall be entitled to report their conclusions and calculations to the party requesting the audit, except that in no event shall the accountants disclose the names of customers of either party or the prices, discounts, rebates, or other terms of sale charged by WFHC for the Product.

                The party requesting the audit shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of either party, it is shown that such party's payments to the other under this Agreement were less than the amount which should have been paid, then the audited party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after the other party's demand therefor. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent (5%) of the payments actually made during the period in question, the party responsible for the discrepancy shall also reimburse the auditing party for its out-of-pocket costs of such inspection.

12.      TERM AND TERMINATION.

            (a) The Term shall begin on the Effective Date and shall end on December 31, 2005, unless terminated earlier in accordance with Section 12(b), 12(c), 12(d), 12(e) or 12(f) below or unless extended by the parties' mutual agreement in accordance with Section 12(h) below (the "TERM").

            (b) WFHC may terminate this Agreement upon thirty (30) days written notice of termination given to Ventiv upon the occurrence of any of the following:

                (i) Failure to meet the minimum sales calls described in Section 3(c) above;

                (ii) Failure to meet the minimum total prescriptions described in Section 3(d) above; or

                (iii) Failure to meet the incentive compensation design requirements described in Sections 5(e) or 5(f) above.

            (c) Ventiv may terminate this Agreement upon thirty (30) days written notice of termination given to WFHC at such time as the monthly pipeline supply of Product falls below 0.5 for three (3) consecutive months as determined by the International Marketing Services Prescription Reporting Service (IMS).

            (d) Either party may terminate this Agreement upon written notice to the other party in the event the other party materially breaches an obligation or duty under this Agreement that is not cured within thirty (30) days after such notice.

            (e) At any time during the first Agreement Year, WFHC will have the right to terminate this Agreement upon ninety (90) days' prior written notice to Ventiv, in the event of a Change of Control of WFHC.

            (f) After the first Agreement Year, each of WFHC and Ventiv will have the right to terminate this Agreement without cause and for any reason or no reason upon ninety (90) days' prior written notice to the other party.

            (g) If WFHC exercises its rights to terminate this Agreement under
Section 12(e) in the first Agreement Year or Section 12(f) in the second Agreement Year, Ventiv will receive a termination payment equal to the [***], not to exceed [***]. In order to determine the exact amount of the termination payment, Ventiv shall provide to WFHC a reasonably detailed statement of costs, including supporting documentation evidencing actual expenses for the termination payment amount.

            (h) The Term may be extended upon the mutual agreement of the parties, it being understood that neither party shall be under any obligation, express or implied, to do so. In order to be binding upon either party, any such extension, and the terms governing such extension, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

            (i) Neither the termination nor expiration of the Term shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of the Term by a party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to the terminating party.

            (j) If the Term is terminated by either party prior to the completion of an Agreement Quarter, Ventiv shall be entitled to receive a pro rata portion of the compensation which it would have been entitled to receive under Section 10 had the Term been in effect for the entire Agreement Quarter (based on the number of days that Ventiv was responsible for marketing the Product to Covered Physicians during such Agreement Quarter).

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

            (k) Upon the termination or expiration of the Term, Ventiv shall promptly cease all of its promotion activities pursuant to this Agreement, discontinue any use of the Trademark, return to WFHC all sales training, promotional, marketing material and WFHC call lists and computer files that may have been supplied to Ventiv by WFHC under this Agreement. WFHC shall be entitled to promote the Product to all Covered Physicians thereafter without compensation or obligation to Ventiv. It is understood that the names and addresses of any Covered Physicians to whom Ventiv may have made calls are not considered Confidential Information.

            (l) Notwithstanding the expiration or termination of the Term, this Agreement shall be deemed to continue and shall not be deemed terminated in its entirety and of no further force and effect unless and until neither party has any further obligation to the other party in accordance with the terms hereof.

13.      INDEMNIFICATION AND INSURANCE.

            (a) WFHC shall defend, indemnify and hold Ventiv and its employees, agents, officers, directors and affiliates (each a "VENTIV PARTY") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees) and expenses incurred by a Ventiv Party that are claimed by any Third Party and that result from or arise in connection with (i) the breach of any covenant, representation or warranty of WFHC contained in this Agreement, (ii) any product liability claim related to the Product, including, without limitation, the use by any person of the Product that was manufactured, sold or distributed by WFHC, (iii) any contamination of or defect in the Product, and (iv) breach by WFHC of its obligations under
Section 14 hereof. Notwithstanding anything in this Section 13(a), WFHC shall not be obligated to indemnify a Ventiv Party for any liability related to the Product for which Ventiv has assumed an indemnification obligation with respect to Product Liability claims under Section 13(b) below.

            (b) Ventiv shall defend, indemnify and hold WFHC and its employees, agents, officers, directors and affiliates (each, a "WFHC PARTY") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys' fees), expenses and lawsuits brought against or incurred by a WFHC Party by a Third Party resulting from or arising in connection with (i) the breach by Ventiv of any covenant, representation or warranty of Ventiv contained in this Agreement, (ii) any misrepresentation by Ventiv or its sales representatives of Product claims, and/or (iii) breach by Ventiv of its obligations under Section 14 hereof.

            (c) To receive the benefits of the indemnity under clauses (a) or
(b) above, as applicable, an indemnified party must (i) give the indemnifying party written notice of any claim or potential claim promptly after the indemnified party receives notice of any such claim (the "CLAIM NOTICE"); (ii) allow the indemnifying party to assume the control of the defense and settlement (including all decisions relating litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified party under this Section 13); and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying party defends the claim, the indemnified party may participate in, but not control, the defense of such claim at its/his/her sole cost and expense. If the indemnifying party fails to assume the defense of the claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of the claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 13 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any damages by reason of such settlement or judgment. In any event, any compromise or settlement of a claim shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

            (d) Ventiv acknowledges and agrees that any Ventiv sales force personnel (including contract sales personnel, telemarketers, detail personnel, independent contractors, employees, and agents) used by Ventiv to fulfill its obligations under this Agreement are not, and are not intended to be or be treated as, employees of WFHC or any of its Affiliates, and that such individuals are not eligible to participate in any "employee benefit plans," as such term is defined in section 3(3) of ERISA, that are sponsored by WFHC or any of its Affiliates. WFHC shall not be responsible to Ventiv, to any employees, agents, contractors, telemarketers, or other personnel of Ventiv used by it to perform its obligations under this Agreement, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may imposed upon or be related to the performance by Ventiv and any of its employees, agents, contractors, telemarketers, detail or other personnel used by Ventiv to discharge its obligations under this Agreement, all of which shall be the sole responsibility of Ventiv, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of WFHC or any of its Affiliates. All such matters of compensation, benefits and other terms of employment for any employee, agent, contractor, telemarketer, detail or other personnel used by Ventiv to fulfill its obligations hereunder shall be solely a matter between Ventiv and such individual(s) or entities.

                Ventiv will indemnify, defend, and hold harmless each WFHC Party from and against any damages, liability, loss and costs that may be paid or payable by any such WFHC Party resulting from or in connection with any claim or other cause of action asserted by:

                (i) any employees, agents, contractors, telemarketers, detail personnel, or other personnel of Ventiv used by it to perform its obligations under this Agreement, or

                (ii) by any Third Party (including federal, state or local governmental authorities) with respect to:

                  (A) any payment or obligation to make a payment to any employees, agents, contractors, telemarketers, or other personnel used by Ventiv to perform its obligations under this Agreement with respect to any compensation, benefits of any type under any employee benefit plan (as such term is defined above), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by WFHC or any of its Affiliates or by Ventiv or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any such employee, agent, contractor, telemarketer, detail and other personnel used by Ventiv to discharge its obligations hereunder may be a common law employee of WFHC or any of its Affiliates, except to the extent language in a WFHC employee benefit plan is deemed to cover a Ventiv employee and such language is not required by law; and

                  (B) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Ventiv or any of its employees, agents, contractors, telemarketers, and other personnel with respect to which WFHC, Ventiv or any of Ventiv's employees, agents, contractors, telemarketers, and other personnel may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any such employee, agent, contractor, telemarketer, and other person used by Ventiv to discharge its obligations hereunder may be a common law employee of WFHC or any of its Affiliates.

Nothing contained in this Section 13(d) is intended to or will effect or limit any compensation payable by WFHC to Ventiv for the services rendered by Ventiv pursuant to this Agreement.

            (e) Each of WFHC and Ventiv shall use commercially reasonable efforts to maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Without limiting the foregoing, each of WFHC and Ventiv shall carry and maintain, during the Term of this Agreement and for one (1) year thereafter, (i) Workers Compensation Insurance as will protect such party from claims by its employees under any Workers Compensation or similar acts and (ii) comprehensive general liability insurance in an amount of not less than $5,000,000 per occurrence and $10,000,000 in the aggregate, including, in the case of WFHC, a product liability endorsement, and in the case of both parties, contractual liability endorsements. Each party's comprehensive general liability insurance policy shall name the other party as an additional insured party thereunder and shall be endorsed to provide for thirty (30) days notice to the other party of cancellation in the coverage before such cancellation takes effect. Such insurance shall be with insurance companies having a Best's Insurance rating of A:X or better. Each party shall furnish to the other party evidence of such insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by the parties hereunder.

14.      CONFIDENTIALITY.

            (a) Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party, without first having obtained the furnishing party's written consent to the such disclosure or use. "CONFIDENTIAL OR PROPRIETARY INFORMATION" shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                (i) information that is known to the receiving party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

                (ii) information that is independently developed by employees, agents, or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party, as evidenced by written records or other competent proof;

                (iii) information disclosed to the receiving party or its Affiliates by a Third Party that has a right to make such disclosure;

                (iv) information that is contained in any written promotional material prepared by WFHC for use in connection with the Product; or

                (v) any other information that becomes part of the public domain through no fault or negligence of the receiving party.

            The receiving party shall also be entitled to disclose the other party's Confidential Information that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

            (b) This obligation shall survive the termination or expiration of this Agreement for five (5) years.

            (c) The confidentiality obligations described above shall supersede the Confidentiality Agreement dated as of February 2, 2002 between the parties and shall govern any and all information disclosed by either party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidentiality Agreement.

            (d) It is expressly understood and agreed that Ventiv may disclose confidential information to members of its board of directors who are not employees of Ventiv (and to consultants who have received WFHC's prior written approval), provided that Ventiv shall ensure that such directors and consultants are bound by a written obligation of confidentiality to Ventiv as regards confidential information hereunder that is disclosed to them that is reasonably satisfactory to WFHC.

15.      REPRESENTATIONS AND WARRANTIES.

            (a) WFHC represents and warrants to Ventiv that (i) the execution, delivery and performance of this Agreement by WFHC does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which WFHC is a party, including, without limitation, the Gillette License; (ii) the execution, delivery and performance of this Agreement by WFHC does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority and (iii) to WFHC's knowledge, the promotion of the Products by Ventiv does not infringe the intellectual property rights of any Third Party.

            (b) Ventiv represents and warrants to WFHC that (i) the execution, delivery and performance of this Agreement by Ventiv does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which Ventiv is a party; and (ii) the execution, delivery and performance of this Agreement by Ventiv does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority.

16.      LIMITATION OF LIABILITY.

            (a) EXCEPT WITH RESPECT TO THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 13 AND WITHOUT LIMITING THE PARTIES ABILITIES TO SEEK INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE OF THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT, WITH RESPECT TO ANY CLAIM BY EITHER WFHC OR VENTIV AGAINST THE OTHER ARISING OUT OF ANY BREACH OF THIS AGREEMENT, THE LIABILITY OF THE BREACHING

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
PARTY TO THE NON-BREACHING PARTY FOR SUCH BREACH SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT MONEY DAMAGES ONLY, AND IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

            (b) Ventiv acknowledges and agrees that WFHC shall not be liable and shall have no responsibility to Ventiv (except as contemplated by Section 4(f) above) in the event WFHC receives insufficient quantities of the Product from its supplier(s) to meet demand for the Product.

17. NOTICES. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

            (a) If to WFHC:

                Women First HealthCare, Inc.
                12220 El Camino Real, Suite 400
                San Diego, CA 92130
                Attention:  President & CEO

            (b) If to Ventiv:

                Ventiv Health U.S. Sales L.L.C.
                200 Cottontail Lane
                Somerset, NJ 08873
                Attention:  President

All notices shall be deemed given when received by the addressee.

18.      MISCELLANEOUS PROVISIONS.

            (a) Assignment. Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that (i) each party may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other party (although, in such event, the assigning party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) WFHC may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to the Product, provided that such successor or purchaser has agreed in writing to assume all of WFHC's rights and obligations hereunder and a copy of such assumption is provided to Ventiv hereunder. A Change of Control of Ventiv involving a competitor of WFHC (e.g., any pharmaceutical or device company active in women's health and/or dermatology) shall be deemed to be an assignment of this Agreement. Therefore, the assignment of this Agreement in connection with such a Change of Control shall require the prior written consent of WFHC.

            (b) Non-Waiver. Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of

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
such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

            (c) Dispute Resolution.

                (i) If any dispute arises under this Agreement which cannot be resolved expeditiously by the Sales/Marketing Committee after due consideration, the matter shall be submitted to the President of Ventiv and the President of WFHC for resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, then, subject to Section 18(c)(iii) below such dispute shall be finally resolved by binding arbitration under Section 18(c)(ii) below.

                (ii) Any such arbitration shall be held in Chicago, Illinois, according to the Commercial Arbitration Rules (the "RULES") of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the parties or, failing such agreement, shall be selected according to the AAA rules. The parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The reasonable fees and expenses of the arbitrator along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrator rules in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrator rules in favor of one Party on some issues and the other Party on other issues, the arbitrator shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrator shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrator shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section 18(c), shall be determined by binding arbitration pursuant to this Section.

                (iii) Notwithstanding anything to the contrary in this Section 18(c), either Party may seek immediate injunctive or other interim relief or other equitable remedies without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of any of Sections 2(b), 2(c), 3(g), 7(e), 9 or 14 hereof.

            (d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warrantees with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either party hereto.

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
            (e) Public Announcements. The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, Nasdaq, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflicts of law principles.

            (g) Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between WFHC and Ventiv. Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

            (h) Ventiv Parent Company Matters. Ventiv hereby represents to WFHC that it is owned and controlled 100% by Ventiv Health, Inc. ("PARENT"). Parent, by signing below, hereby agrees to cause Ventiv to perform each of its obligations hereunder and further agrees that if, after notice, Ventiv fails to meet any obligation hereunder (including, without limitation, its indemnification obligations under Section 13 above), Parent shall be responsible and liable for such performance.

            (i) Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

            (j) Force Majeure. Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with a Product, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

            (k) No Implied Rights. Nothing in this Agreement is intended to create or imply any right or license in the other Party under any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by a Party, except as expressly set forth herein.

            (l) Partial Invalidity. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

                  [Remainder of Page Intentionally Left Blank]

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
            In Witness Whereof, the parties hereto have duly executed this Agreement in multiple counterparts through their duly authorized representatives.

VENTIV HEALTH U.S. SALES L.L.C.          WOMEN FIRST HEALTHCARE, INC.


By:    /s/ TERRELL HERRING             By:     /s/ CHARLES M. CAPORALE
       -------------------------               -------------------------------
Name:  Terrell Herring                 Name:   Charles M. Caporale
Title: President, U.S. Sales           Title:  Vice President, Chief Financial
                                                Officer, Treasurer and Secretary

Acknowledged and agreed for
purposes of Section 18(h) above:

VENTIV HEALTH, INC.


By:    /s/ ERAN BROSHY
       --------------------------
Name:  Eran Broshy
Title: Chief Executive Officer

Address:
200 Cottontail Lane
Somerset, NJ 08873
Facsimile No.: (732) 416-4910



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